Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Sunstock, Inc. (the “Company”) on Form S-8 (No. 333-213455), pertaining to the Company’s registration of shares of the Sunstock, Inc. Employees, Officers, Directors, and Consultants Stock Plan for the Year 2016 of our report dated April 26, 2017, on our audits of the financial statements as of December 31, 2016 and 2015, and for each of the years in the two-year period ended December 31, 2016, which report is included in the Annual Report on Form 10-K filed on or about April 26, 2016.

/s/ Hall & Company Certified Public Accountants & Consultants, Inc.

Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA
April 26, 2017